Merrill Lynch Small Cap Value Fund, Inc.

File No. 811-2809

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending March 31, 2003, Merrill Lynch Small Cap Value Fund, Inc. (“the Registrant”), acquired substantially all of the assets and assumed substantially all of the liabilities of Mercury Small Cap Value Fund, Inc. (“Mercury Small Cap”), File No. 811-09955.  The Registrant and Mercury Small Cap are each “feeder” funds that invest all of their respective assets in a corresponding “master” portfolio, Master Small Cap Value Trust (“Small Cap Trust”), File No. 811-10095.

On December 10, 2002, at meetings of the Boards of Directors of the Registrant and Mercury Small Cap and the Board of Trustees of Small Cap Trust, the Boards of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to (1) the acquisition by the Registrant of substantially all of the assets of Mercury Small Cap (consisting primarily of all of Mercury Small Cap's beneficial interests in Small Cap Trust) and the assumption by the Registrant of substantially all of the liabilities of Mercury Small Cap, in exchange solely for newly-issued shares of common stock of the Registrant, (2) the subsequent distribution of such shares of common stock of the Registrant to the stockholders of Mercury Small Cap, and (3) the deregistration and dissolution of Mercury Small Cap.

On December 30, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-102270 and 811-2809; the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of Mercury Small Cap.  The N-14 Registration Statement was declared effective by the Commission on January 29, 2003.

On March 14, 2003, the shareholders of Mercury Small Cap approved the Reorganization at a special meeting of shareholders held for that purpose.  On March 24, 2003, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, Mercury Small Cap transferred securities and cash valued at $5,990,967 to the Registrant and received in exchange 781 Class A shares, 272,294 Class B shares, 43,650 Class C shares, and 44,223 Class D shares of the Registrant.  Such shares were then distributed to the shareholders of Mercury Small Cap on that date in proportion to each shareholder’s interest in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by Mercury Small Cap with the Securities and Exchange Commission.